EXHIBIT 10.43
THIRD AMENDMENT TO ESCO TECHNOLOGIES INC.
DIRECTORS’ EXTENDED COMPENSATION PLAN
     WHEREAS, ESCO Technologies Inc. (“Company”) adopted the ESCO Technologies Inc. Director’s Extended Compensation Plan (“Plan”); and
     WHEREAS, the Company retained the right to amend the Plan; and
     WHEREAS, the Company desires to amend the Plan effective as of December 31, 2007;
     NOW, THEREFORE, effective as of October 3, 2007, the Plan is amended by adding the following sentence at the end Paragraph 3 of Section III:
Any election to receive the actuarial equivalent of the entire benefit in a lump sum, or revocation of such election, that is made by a Director whose annual benefit under Paragraph 1 of Section III has increased since December 31, 2004 (i) shall, if made before January 1, 2008, apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007, or (ii) shall, if made after December 31, 2007, be made at least one year prior to the date payment of a lump sum or quarterly installments would otherwise be made or commence, and payment or commencement of such annual benefit shall (except in the case of the death of the director) be deferred for a period of five years from the date such payment would otherwise have been made or commenced.
     IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 3rd day of October, 2007.